                                                         Exhibit No. EX-99.h.4.j

                              FEE WAIVER AGREEMENT

     FEE WAIVER  AGREEMENT  dated as of July 8,  2007,  between  DFA  Investment
Dimensions Group Inc., a Maryland  corporation  (the "Fund"),  on behalf of U.S.
Social Core Equity 2 Portfolio (the "Portfolio"),  and Dimensional Fund Advisors
LP, a Delaware limited partnership ("Dimensional").

     WHEREAS, Dimensional has entered into an Investment Advisory Agreement with the Fund, on behalf of the  Portfolio,  pursuant to which  Dimensional  provides investment  management services for the Portfolio,  and for which Dimensional is compensated based on the average net assets of such Portfolio; and

     WHEREAS,  the Fund and  Dimensional  have determined that it is appropriate and in the best  interests of the  Portfolio and its  shareholders  to limit the expenses of the Portfolio;

     NOW, THEREFORE, the parties hereto agree as follows:

     1.   Fee  Waiver  by  Dimensional.  Dimensional  agrees  to waive  all or a portion of its  management  fee to the extent  necessary  to limit the ordinary operating  expenses of the Portfolio  (excluding the expenses the  Portfolio  incurs  indirectly  through  its  investment  in other investment companies) ("Portfolio Expenses") on an annualized basis to
          0.60% of its average net assets.

     2.   Duty to Reimburse Dimensional. If, at any time, the Portfolio Expenses are less  than  0.60% of the  Portfolio's  average  net  assets  on an annualized  basis,  the  Fund,  on  behalf  of  the  Portfolio,  shall reimburse  Dimensional  for any fees  previously  waived to the extent that the  amount of such  reimbursement  does not cause the  Portfolio
          Expenses to exceed 0.60% of the Portfolio's average net assets.  There shall be no  obligation of the Fund,  on behalf of the  Portfolio,  to reimburse  Dimensional  for  fees  waived  by  Dimensional  more  than thirty-six months prior to the date of any such reimbursement.

     3.   Assignment.   No  assignment  of  this  Agreement  shall  be  made  by
          Dimensional without the prior consent of the Fund.

     4.   Duration and  Termination.  This  Agreement  shall  continue in effect until  April 1, 2009,  and shall  continue in effect from year to year thereafter,  unless  and until the Fund or  Dimensional  notifies  the other party to the Agreement, at least thirty days prior to the end of the one-year  period for the Portfolio,  of its intention to terminate the Agreement.  This Agreement shall automatically  terminate upon the termination of the Investment Advisory Agreement for the Portfolio.

     IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the date first written above.

DIMENSIONAL FUND ADVISORS LP               DFA INVESTMENT DIMENSIONS GROUP INC.

By: DIMENSIONAL HOLDINGS INC.,
    General Partner

By:  ___________________________           By: ____________________________
Name:  _________________________           Name:  _________________________
Title: _________________________           Title: _________________________